SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 14, 2004

VERSANT CORPORATION

(Exact name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

000-28540	94-3079392
(Commission File Number)	(I.R.S. Employer Identification Number)

6539 Dumbarton Circle
Fremont California 94555

(Address of Principal Executive Offices, including Zip Code)

(510) 789-1500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.   Other Events

In connection with Versant’s recent merger with Poet Holdings, Inc., which occurred on March 18, 2004, all outstanding shares of Versant Series A preferred stock were converted into shares of Versant common stock, thereby eliminating a substantial liquidation preference formerly held by the Series A preferred stock.  As previously reported, the holders of our formerly outstanding Series A preferred stock agreed to the conversion of their preferred shares into Versant common stock in exchange for an increased conversion rate, a reduction in the exercise price of certain common stock warrants held by them and a one-year extension in the term of these warrants. This resulted in an inducement to the former preferred shareholders of $1,871,000, which represents the excess of the fair value of the consideration transferred to the holders of the preferred stock over the carrying amount of the preferred stock and the excess of the fair value of the modified warrants over the fair value of such warrants under their original terms.

This inducement represents a non-cash, non-recurring amount which reduced net income available to common shareholders by approximately $1,871,000 for the three and six month periods ended April 30, 2004.  As a result, net loss available to common shareholders was approximately $3.9 million and $3.3 million for the three and six month periods ended April 30, 2004, respectively, resulting in net loss per share available to common shareholders of $0.16 and $0.17, in these respective periods.  The impact of the non-recurring inducement, which increases net loss available to common shareholders and basic and diluted net loss per share available to common shareholders, was not reflected in the Company’s press release and Form 8-K dated June 9, 2004.  However, after further technical assessment, we have reflected the impact of the inducement in our statement of operations that is contained in our report on Form 10-Q for the quarter ended April 30, 2004.  The preferred shareholder inducement does not change our net loss or net equity for the three and six month periods ended April 30, 2004 as previously reported in the Company’s press release and Form 8-K mentioned above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: June 14, 2004	By:	/s/ Lee McGrath
Lee McGrath, Chief
Financial Officer